Exhibit 99

F S I I n t e r n a t i o n a l 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052	NEWS

For additional information contact:

Benno Sand-Investor and Financial Media (952) 448-8936 Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL, INC. ANNOUNCES SECOND QUARTER FISCAL 2003 FINANCIAL RESULTS

The Company Begins the Second Half of Fiscal 2003 with $44 Million in Cash and No Debt

     MINNEAPOLIS (March 18, 2003)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2003 second quarter and first half ended March 1, 2003.

     Sales for the fiscal 2003 second quarter were $21.3 million, compared to $41.9 million for the same period of fiscal 2002. The Company’s net loss for the second quarter of fiscal 2003 was $37.4 million or $1.27 per share (diluted), compared to a net loss of $6.5 million or $0.25 per share (diluted) for the second quarter of fiscal 2002.

     Sales for the first half of fiscal 2003 were $47.2 million, compared to $84.5 million for the same period of fiscal 2002. The Company’s net loss for the first half of fiscal 2003 was $61.1 million or $2.07 per share (diluted), compared to a net loss of $11.3 million or $0.43 per share (diluted) for the first half of fiscal 2002.

Balance Sheet

     After recording a $26.0 million write-down in the second quarter related to the planned wind down of the Company’s Microlithography business, the Company continues to maintain a strong balance sheet with over $154 million in assets, including $44 million in cash, restricted cash and cash equivalents. As of March 1, 2003, the end of the second quarter, the Company had a current ratio of 2.8 to 1.0, no debt and a book value of $119 million or $4.03 per share.

FSI International, Inc.
March 18, 2002
Page Two

     Non-Cash Charges

     As discussed below, the Company reported significant non-cash charges during the second quarter and first half of fiscal 2003. We believe the disclosure of these non-cash charges will assist investors as they measure the impact these charges had on the Company’s financial performance during these periods. The Company’s liquidity and financial strength is easier to establish through a thorough understanding of these non-cash charges.

     Microlithography Business Asset Write-Down

     FSI previously announced that it will exit the resist processing market and that it will wind down the Company’s Microlithography business over the next several quarters.* As a result, the Company recorded a non-cash asset write-down charge of $26.0 million or $0.88 per share in the second quarter of fiscal 2003. Approximately $19.0 million of the charge related to an inventory write-down that was recorded in cost of goods sold based on estimated future sales and recoverability given the decision to exit the resist processing market. The remaining $7.0 million was recorded as a write-down of the Microlithography business’s fixed assets to estimated realizable value.

     Transition to a Direct Distribution Organization

     On October 9, 2002, the Company entered into a Transition Agreement with Metron Technology (“Metron”) related to the early termination of its distribution agreements with Metron for Europe and the Asia-Pacific region, effective March 1, 2003. Under the terms of the Transition Agreement, FSI assumed direct sales, service and applications support and logistics responsibilities for its surface conditioning and microlithography products in Europe and the Asia-Pacific region, while Metron continues to be the representative for FSI products in Israel.

     Early Termination Fee

     Under the terms of the Transition Agreement, the Company agreed to pay Metron an early termination fee of approximately $2.8 million or $0.09 per share using Company-owned Metron common shares. As a result, the Company recorded a non-cash charge of approximately $2.8 million to selling, general and administrative expenses in the first quarter of fiscal 2003.

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FSI International, Inc.
March 18, 2002
Page Three

     In connection with entering into the Transition Agreement, FSI advanced Metron $3.0 million in cash primarily related to its obligation under the Distribution Agreements to repurchase Metron’s inventory. After completing a review of the inventory relative to FSI’s repurchase obligations, it was determined that FSI’s obligation to repurchase inventory was approximately $2.0 million. As a result, FSI will deliver less than the 1.154 million Metron common shares originally contemplated.

     Impairment Charges

     During the first quarter of 2003, the Company revalued its entire investment in Metron to $2.38 per share and recognized $10.2 million or $0.35 per share in non-cash impairment charges related to its investment in Metron common stock.

Outlook

     At the end of the second quarter, the Company’s Microlithography business had approximately $11 million in backlog scheduled to ship over the next few quarters. In addition, the Company continues to expect follow-on orders from a few customers.*

     Representatives of the Company will be meeting with its Microlithography business customers over the next several weeks to review open orders and develop longer term service and spare parts logistics support plans. Until the status of open orders is known and the customer support plans are developed, the Company will not provide detailed financial guidance for the third quarter of fiscal 2003.

     The Company expects to record between $6.0 and $7.0 million of severance costs spread over the next several quarters associated with winding down the Company’s Microlithography business and realigning its remaining business.*

     “We remain focused on resizing the Company to achieve breakeven financial performance at a $20 to $25 million quarterly sales level,” stated Don Mitchell, FSI’s chairman and chief executive officer.* “The rate at which we reduce our employee headcount in support of this goal will depend on the resources required to support the customer plans that are being developed. We intend to fully support our obligation with our customers as we exit the resist processing market.”

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FSI International, Inc.
March 18, 2002
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Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CST over the Internet. The web cast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments® (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International Inc., a global supplier of surface conditioning equipment and technology, delivers economic and technical advantages for current and emerging microelectronics manufacturing challenges. Using the Company’s broad portfolio of products, which include immersion, spray, vapor and CryoKinetic systems for wafer cleaning, customers are able to efficiently achieve their goals. FSI’s customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region.

     FSI is a 2002 recipient of the VLSI Research 10 BEST Award. In seven of the last ten years, FSI has been recognized for its superior customer satisfaction in the category of Small Suppliers of Wafer Processing Equipment.

     FSI maintains a Web site at <http://www.fsi-intl.com>. “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected wind down of Microlithography business, expected follow-on orders from customers, the expected severance costs and breakeven financial performance. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, results of discussions with Microlithography business customers, the length and extent of the current industry downturn; additional order delays or cancellations; savings from our cost-cutting measures may be less than anticipated; we may incur unexpected additional costs as part of our cost cutting

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FSI International, Inc.
March 18, 2002
Page Five

measures; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for our products and our ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributors; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2002 fiscal year and the Company’s quarterly report on Form 10Q for the first quarter of fiscal 2003. The Company assumes no duty to update the information in this press release.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Second Quarter Ended		Six Months Ended

	Mar. 1,	Feb. 23,	Mar. 1,	Feb. 23,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Sales	$21,281	$41,889	$47,213	$84,516
Cost of goods sold	33,694	29,729	(52,811)	59,090

Gross (loss) profit	(12,413)	12,160	(5,598)	25,426
Selling, general and administrative expenses	8,617	9,020	17,373	19,863
Research and development expenses	8,714	9,680	17,012	17,938
Transition agreement termination fee	—	—	2,750	—
Write-down of Microlithography fixed assets	7,000	—	7,000	—

Operating loss	(36,744)	(6,540)	(49,733)	(12,375)
Interest and other income net	192	371	352	730
Impairment of investment in affiliates	—	—	(10,195)	—

Loss before income taxes	(36,552)	(6,169)	(59,576)	(11,645)
Income tax expense	25	—	50	—

Loss before equity in (loss) earnings of affiliates	(36,577)	(6,169)	(59,626)	(11,645)
Equity in (loss) earnings of affiliates	(831)	(365)	(1,434)	368

Net loss	$(37,408)	$(6,534)	$(61,060)	$(11,277)

Loss per share (Basic and Diluted)	$(1.27)	$(0.25)	$(2.07)	$(0.43)

Weighted average common shares
Basic	29,530	26,124	29,498	26,109
Diluted	29,530	26,124	29,498	26,109

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 1,	August 31,
	2003	2002

Assets
Current assets:
Cash, restricted cash, cash equivalents and marketable securities	$43,776	$63,868
Receivables, net	26,120	19,428
Inventories	19,480	44,693
Other current assets	8,026	4,731

Total current assets	97,402	132,720
Property, plant and equipment, net	37,856	47,350
Investment in affiliates	11,353	22,723
Intangible assets, net	5,455	6,636
Other assets	2,333	2,341

Total assets	$154,399	$211,770

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	6,937	9,146
Deferred profit*	6,692	4,115
Accrued expenses	21,560	18,877

Total current liabilities	35,189	32,138
Total stockholders’ equity	119,210	179,632

Total liabilities and stockholders’ equity	$154,399	$211,770

*     Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Six Months Ended

	Mar. 1,	Feb. 23,
	2003	2002

SALES BY AREA
United States	76%	79%
International	24%	21%
CASH FLOW STATEMENT
Capital expenditures	$2,571	$1,028
Depreciation	$5,064	$5,551
Amortization	$1,181	$1,390
MISCELLANEOUS DATA
Total employees, including contract	714	621
Book value per share	$4.03	$6.63
Shares outstanding	29,562	26,164

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